EX. 10.1
IROBOT CORPORATION
SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN
AS AMENDED AND RESTATED

1.	Purpose

This Senior Executive Incentive Compensation Plan (the “Incentive Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of iRobot Corporation (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Incentive Plan is for the benefit of Covered Executives (as defined below). The Incentive Plan is amended and restated as of December 30, 2018.

2.	Covered Executives

From time to time, the Compensation & Talent Committee of the Board of Directors of the Company (the “Committee”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder.

3.	Administration

Each member of the Committee must be an “independent director” within the meaning of the NASDAQ Marketplace Rules applicable to the Company and a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934. The Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan. The Committee in its discretion may decrease but not increase the amount of the bonus payment to any Covered Executive.

4.	Bonus Determinations

(a)A Covered Executive may receive a bonus payment under the Incentive Plan based upon the attainment of performance targets that are approved by the Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries or divisions (the “Performance Goals”).

(b)(i)    Any bonuses paid to Covered Executives under the Incentive Plan shall be based upon objectively determinable bonus formulas approved by the Committee that tie such bonuses to one or more performance targets relating to the Performance Goals, (ii) bonus formulas and performance targets for Covered Executives shall be adopted within the first 90 days of each performance period by the Committee and (iii) no bonuses shall be paid to Covered Executives unless and until the Committee has determined the level of attainment of the Performance Goals.

(c)Each Covered Executive shall have a targeted bonus opportunity for each performance period. The maximum bonus payable to a Covered Executive under this Incentive Plan is 200 percent of the Covered Executive’s bonus opportunity, but not in excess of $2 million.

(d)The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the last day of the

iRobot Corporation
Senior Executive Incentive Compensation Plan

performance period; provided, however, that the Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive’s termination of employment, retirement, death or disability.

(e)The performance period under the Incentive Plan shall be the Company’s fiscal year.

5.	Timing of Payment & Tax Withholding

The Performance Goals will be measured at the end of each fiscal year after the Company’s financial reports have been published. If the Performance Goals are met, payments will be made within 30 days thereafter, but not later than March 15. All payments under the Incentive Plan shall be subject to reduction for applicable tax and other legally or contractually required withholdings.

6.	Amendment and Termination
The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.

Approved:     March 8, 2019

iRobot Corporation
Senior Executive Incentive Compensation Plan